Exhibit 99.2

Safe Harbor

The statements made in the press release and the transcript of the conference call which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters. These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, including the negative impact of Advanced Medical Optics’ acquisition of Pharmacia’s ophthalmic business, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, (vi) the Company’s expectations of the size of the United States and European markets, including Germany and France, for osteoarthritis of the knee, (vii) the Company’s intention to increase market share for OrthoVisc(R) in international and domestic markets or otherwise penetrate growing markets for osteoarthritis of the knee, including the timing of such objectives, (viii) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended preclinical development of potential cosmetic tissue augmentation products and commencement of INCERT(R) clinical trials, (ix) the results of the U.S. launch for OrthoVisc(R). These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors, (x) the ability of the Company to experience tangible and material operational improvements, (xi) the future tax rates of the Company, (xii) the Company’s expectations of the efforts of its distribution partners in marketing the Company’s products, and (xiii) the Company’s efforts and expectations regarding obtaining Medicare and Medicaid reimbursement codes for its products. The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors, including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian, Middle Eastern and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas, or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated. Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new distribution arrangements, including the agreement with Ortho Biotech Products, L.P. pertaining to OrthoVisc(R), will not result in meaningful sales of the Company’s products, (iv) the Company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets toward which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including Hyvisc(R), OrthoVisc(R) or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations. Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

Conference Call Transcript

ANIK - Q2 2004 Anika Therapeutics Earnings Conference Call

Event Date/Time: Aug. 06. 2004 / 11:00AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS

Charles Sherwood

Anika Therapeutics, Inc. - President, CEO

Bill Knight

Anika Therapeutics, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

William Plovanic

First Albany Capital - Analyst

Bill Gibson

Nollenberger Capital - Analyst

Rob Lunbeck

Presidio Management - Analyst

Neil Gore

UBS Financial Services - Analyst

PRESENTATION

Operator

At this time I would like to welcome everyone to the Anika Therapeutics second quarter earnings conference call. (OPERATOR INSTRUCTIONS). Dr. Sherwood, you may begin your conference.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Good morning everyone and welcome to Anika Therapeutics conference call for the second quarter of 2004. I’m Charles Sherwood, President and Chief Executive Officer. And joining me here this morning is our Chief Financial Officer, Bill Knight. Second quarter results were issued this morning. If you have not received a copy of the news release, please contact Angeline McCarthy at 310-279-5976. Results are also posted on our website.

We will begin the call as usual with Bill going over the financial results for the quarter in detail. Afterwards I will review major business and research and development progress for the second quarter and where we stand on our corporate objectives for 2004. With that we will now turn to the review of our financial results.

Bill Knight - Anika Therapeutics, Inc. - CFO

Before the financial results, I will briefly review Anika’s Safe Harbor statement with regard to forward-looking statements. Statements made in this call, which are not statements of historical fact, are forward-looking statements as defined in the Securities Exchange Act of 1934. Words such as will, believe, plan, expect, anticipate, currently, forward, seek, continue, target, goals, objectives, on track, intend , pursue, look, always as well as other expressions which are predictions or indications of future events or trends, and which do not constitute historical matters, identify forward-looking statements. These statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors, including those set forth in this morning’s press release, the Company’s SEC filings, and other press releases.

With that I’ll review the second quarter financial results. Total revenue for the second quarter ended June 30, 2004 grew 89 percent to $6.3 million from $3.3 million for the corresponding 2003 quarter. As noted in today’s press release, overall Company sales for the first 6 months are up 85 percent to $12.4 million versus $6.7 million for the first half of 2003. Product revenue reached $5.7 million for the second quarter, an increase of 72 percent over the 2003 quarter.

Here’s a breakdown of revenue by product category. OrthoVisc accounted for 49 percent of total product sales for the second quarter, up approximately 236 percent to $2.8 million from $831,000 for the second quarter of 2003. Sales for the 2004 second quarter include shipments to our U.S. distributor Ortho Biotech Products and royalty fees tied to U.S. end-user sales. Sales of OrthoVisc outside the U.S. were up 61 percent for the quarter.

Ophthalmic products accounted for 47 percent of total product sales, and rose 22 percent over the prior year second quarter to near $2.7 million from $2.2 million for the same period last year. Hyvisc accounted for 4 percent of total product sales for $206,000 for the quarter. Hyvisc sales for the most recent quarter declined approximately 23 percent compared with the same quarter last year.

Total revenue for the second quarter included recognized licensing and milestone revenue equal to $572,000. As previously disclosed $550,000 of this amount is tied to upfront and milestone payments received for the licensing supply agreement with Ortho Biotech.

Gross margins on product revenue for the second quarter was 57 percent compared with 44 percent for the same period last year, reflecting the shift in revenue mix, higher unit volume and manufacturing efficiency gains we have discussed in prior calls.

Total operating expenses were up 59 percent for the quarter to $2.5 million as compared to the same quarter last year. Much of this increase is due to the start of clinical trials for INCERT, our product designed to prevent post surgical adhesions and our cosmetic tissue augmentation product, or CTA therapy product during the quarter.

Research and development expenses for the quarter increased 74 percent quarter over quarter to $1.1 million, in line with planned expenditures on clinical trials. Overall research and development costs for the 2004 year-to-date period totaled approximately $2 million or about 16 percent of Company revenue.

Selling, general and administrative expenses increased 49 percent to $1.4 million for the second quarter compared with $945,000 for the second quarter of 2003. This is due to increases in staffing and other initiatives to build international sales.

We recorded a current provision for income taxes of $603,000 for second quarter income, which is in line with the expected effective tax rate of 42 percent for the remainder of 2004.

Net income for the second quarter 2004 equaled $765,000, or 7 cents per diluted share, compared with a net loss of $81,000 or $0.01 per share for the same period last year. Year-to-date income is $8.6 million or $0.75 cents per diluted share, compared with a net loss of $394,000 or $0.04 cents per diluted share for the first half of 2003. Year-to-date results included a previously disclosed one-time tax benefit of approximately $7 million recorded in the first quarter of 2004.

Moving now to the balance sheet. Cash and cash equivalents and marketable securities at June 30, 2004 totaled $33.5 million. This compares with $34.5 million at March 31, 2004, $14.6 million at December 31, 2003.

Days sales outstanding, or DSOs, for the quarter averaged 27 days as compared to 49 days at the end of the first quarter.

Total inventories stood at $3.7 million at the end of the quarter, a nominal increase from $3.6 million at March 31, 2004. Inventory turns averaged 2.7 times for the second quarter compared with 3 times for the first quarter.

That completes the financial summary of the second quarter results. I will now turn the call back to Chuck.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Over the next few minutes I plan to discuss several key areas: First, our overall financial performance for the quarter. Next, I will cover the major osteoarthritis business developments, including domestic and international sales of OrthoVisc. I will then turn to our ophthalmic business and market developments in that area. I will follow that with a review of our work toward developing a sustainable product pipeline, including clinical trials for 2 potential products, as well as our recently announced agreement with Ortho Neutrogena to develop and commercialize our cosmetic tissue augmentation, or CTA, therapy. Finally, I will conclude with our goal for 2004.

Let’s begin with our second quarter financial performance. We recorded another quarter of strong financial results at Anika - in line with our goal for profitable operating results for 2004. Much of this revenue growth is attributable to the U.S. launch of OrthoVisc, but we also saw higher sales of our ophthalmic products.

Let’s first review sales and other trends in our osteoarthritis business. With sales up 236 percent to $2.8 million versus $831,000 for the prior year’s quarter, OrthoVisc, as expected, was the main impetus behind overall sales growth this quarter. Much of this reflects the unit sales to our U.S. distributor, Ortho Biotech Products, as well as royalties for end-user sales.

The increase also reflects strong growth in international sales which were up 61 percent from $831,000 in Q2 of 2003 to $1.3 million in Q2 of 2004. For those of you who are new to Anika, OrthoVisc is an injectable therapy for alleviating the pain associated with osteoarthritis of the knee.

With regard to domestic sales, so far we have been pleased with a strong commitment on the part of Ortho Biotech organization for the OrthoVisc product. Ortho Biotech is supporting OrthoVisc with a force of approximately 65 dedicated sales reps, augmented by approximately 170 sales reps from Centocor , another J & J unit known for its expertise in biopharmaceuticals. Ortho Biotech is focused on orthopedic surgeons, and the Centocor sales reps are working to build sales among rheumatologists.

On an anecdotal level, through OBI we have heard some very positive messages from early users and their physicians about the efficacy and safety of the OrthoVisc product. OrthoVisc has had an impeccable safety record throughout its 8 year commercial life outside of the United States. We believe that this gives us an important competitive advantage toward gaining ground in the U.S. market.

In conjunction with Ortho Biotech we have been evaluating retreatment results from a recently concluded clinical trial. In other words, the efficacy of a second round of OrthoVisc treatments beyond the first 6 months. We have filed these results with the FDA in June with the aim of obtaining a retreatment claim for the product. And this is another measure which we would believe will give the product a distinct competitive advantage.

On the international front, we made some positive inroads in recent months. Much of the strength in international sales in Q2 was due to continued high demand from Turkey. But we also saw net higher sales on a quarter over quarter basis in Greece and Spain. And we booked our first sales in Egypt during the quarter and also entered the market in Kuwait.

We have received reimbursement approval in France, and after we work out pricing strategies, look to begin booking sales there, most likely in the fourth quarter of this year. Sales are not ramping up as quickly as we would like in Germany. We are working with our distributor for that market on initiatives to stimulate sales growth.

In other efforts to build international OrthoVisc sales, during the second quarter our sales and marketing team exhibited at 2 major international conferences. In May we and our distributors participated in the European Society’s Fourth Traumatology, Knee Surgery and Arthroscopy, known as ESSKA in Athens and in June we participated in the annual conference in Germany of the European League against Rheumatism, also known as EULAR. I might point out that this is the first time Anika has exhibited as a Company outside of the United States.

In conjunction with our distributors we are also examining strategies for moving the brand forward on an international basis. Some of the strategies we are considering include coordinating new clinical studies performed in local countries to benefit and support all international distributors of the product.

We began shipping room temperature OrthoVisc, the new version that is being sold in the United States, for our larger international customers during the second quarter. Shipments of this new product version to smaller international customers will begin in the third and fourth quarter. All in all, we expect to continue seeing positive trends in international sales throughout the rest of the year.

The other product in our osteoarthritis line is Hyvisc, a treatment for equine osteoarthritis, marketed in the United States by Boehringer Ingelheim Vetmedica. Hyvisc accounted for approximately 4 percent of product sales for the second quarter which were equal to $206,000, down 23 percent compared to the second quarter of 2003. Boehringer Ingelheim has communicated that this is due to market anticipation over the recent introduction of a competing product. BI’s sales and marketing team has assured us that they are working to counter this market wavering by refocusing more aggressively on Hyvisc with advertisements, distributor meetings and other measures.

I will now turn to a discussion of our ophthalmic business. With nearly $2.7 million in sales, this product category accounted for approximately 47 percent of total product sales for the quarter. For a year-to-date, ophthalmic product sales are up 21 percent to approximately $5.4 – I’m sorry, $5.1 million or 45 percent of total product revenue. These results aside, it is important to note that this market in general is experiencing very modest growth rate in the range of approximately 4 to 6 percent, a product sales trend in keeping with our expectations for this mature business line.

Moreover, as I mentioned on our last conference call, one of our customers, Advanced Medical Optics, has closed a deal to acquire Pharmacia’s ophthalmic business, and with it the Healon family of viscoelastic products. Given this development, we’re expecting ophthalmic product sales of CoEase to AMO to terminate in 2005.

Our overall goal for this franchise are to maintain our current partner relationships and support our partners’ bids for larger market share. Along those lines we are working to bolster ophthalmic product sales by introducing new products aimed at very specific market niches. An example of this is the pH-buffered viscoelastic designed for enhanced physiological compatibility and longer shelf life that we began shipping during the second quarter.

This concludes a summary of the latest developments in our 2 main product lines. And before reviewing our research and development program, I would like to mention briefly that in the operations area we’re moving right along — on the incorporation of a new packaging vision system on our manufacturing line, and hope to have that and other process automation installed and validated by year end. We expect that this system and other improvements being implemented will further decrease cycle time and in process inventory levels.

I will now turn to our research and development programs, a top management priority. We had several noteworthy developments in this area in recent months. The biggest development is the agreement we announced two weeks ago with the Ortho Neutrogena Division of Ortho-McNeil Pharmaceutical, an affiliate of Johnson & Johnson, for our product for cosmetic tissue augmentation.

CTA is a therapy designed to meet the growing demand for soft tissue filler for facial wrinkles, scar remediation, and lip augmentation. We believe that with the general aging of the population, coupled with recent therapeutic innovations and other market forces, we may be at an inflection point where tissue filler procedures will be taking off.

Market studies put the U.S. market in 2003 at approximately $60 million, and project that it will grow to approximately $175 million by 2006. Under the terms of the exclusive worldwide development and commercialization partnership agreement with Ortho Neutrogena, we received an initial payment of $1 million to be recognized as revenue over the term of the contract. In addition, Ortho Neutrogena will fund the pivotal clinical trial for CTA that we initiated in May 2004 and fund trials — additional trials necessary to support the commercialization of the product.  The agreement also provides for performance and sales-based milestone payments, in addition to royalty payments and transfer payments for supply of the CTA product. Those of you who have followed Anika closely know that establishing a relationship with a premier dermatology company with global marketing and distribution capability for CTA has been a key Company goal.

With its worldwide expertise, it is one of the largest fully integrated pharmaceutical dermatology groups and its reputation for unsurpassed product quality, we believe Ortho Neutrogena is an excellent partner to bring CTA into the expanding aesthetics marketplace. In addition, we believe they are well-positioned to contribute to the development and advancement of future potential HA-based CTA products.

As mentioned earlier, in early May we started the U.S. Phase III pivotal clinical trial for CTA. The trial is being conducted by dermatologists and plastic surgeons at up to 10 centers throughout the U.S., and will involve approximately 200 patients. Treatments are administered via injection and patients will be monitored for 6 to 12 months following the initial treatment.

At this stage of the trial patient enrollment is proceeding well, and to our knowledge, there have been no serious issues with regard to product safety. I should note that the expected time frame for U.S. commercialization of this product, of course assuming the trials and approval process all go according to plan, is early 2006.

I will now turn to INCERT, our second therapy currently in clinical trial. INCERT is a family of bioresorbable, chemically modified hyaluronic acid therapies designed to act as a barrier to prevent internal tissue adhesion and scarring following spinal, cardiac, pelvic or abdominal surgery. Such adhesions can lead to recurrent back pain, female infertility and intestinal blockage, sometimes necessitating costly second surgeries.

Anika’s family of potential adhesion prevention products is based on our proprietary modified HA technology which alters the properties of HA to allow for a longer duration in the body. By controlling these properties, Anika can design products for optimal performance in the intended application.

In late April we initiated a human pilot clinical trial to test the safety and effectiveness of INCERT-S for the prevention of internal adhesions or scarring following spinal surgery. This pilot study is being conducted in 2 centers in the United Kingdom and will involve approximately 45 patients. It is being partially subsidized by Surgicraft Limited, a U.K. based medical device manufacturer and distributor, which has been awarded the marketing rights to the United Kingdom. Surgicraft is also Anika’s distributor for OrthoVisc in the United Kingdom. As with the CTA trial, we’re pleased that patient enrollment is proceeding according to our planned timetable.

We’re also currently formulating worldwide strategies for this product category. One option we’re considering is the possibility of establishing a relationship with a commercial and developmental partner. We’re still evaluating that route however. And if we choose to follow it, do not anticipate signing a partner for INCERT for some time.

With regards to other research and development initiatives, most of our R&D staffing and resources over the past year have been devoted to getting these 2 clinical trials initiated and supporting their progress. However, the applications for the HA molecule is a very active area of research in the field right now and given the breadth and depth of our expertise with HA, we are well-positioned for assessing and pioneering other novel therapeutic applications.

We’re also continuing our focus on chemically modified formulations of HA that leverage our intensive knowledge and our patented techniques for materials with longer duration in the body.

As noted earlier in my remarks, we have recently introduced several second generation products to our current commercial product lines and continue to work with Ortho Biotech to evaluate the potential use of OrthoVisc-like products for osteoarthritis and other joints in the body, such as shoulder, hip, ankle and digits. This will likely require separate clinical trials for approval. And under our agreement with Ortho Biotech, they would fund such trials.

We have made a lot of strides in recent months and have been able to check off a number of goals we had been focusing on for some time. Two of them, launching OrthoVisc in the U.S. and signing on a CTA marketing and development partner, have pretty much filled up our corporate planning horizon. As I mentioned in our April call, we are now in a position to look much further ahead to establish a long-range strategic plan for Anika’s growth and product line development. We are, of course, particularly concerned with utilizing the cash on our balance sheet to obtain the greatest sustainable long-term return for shareholders. I look forward to reporting back to you in future calls with our progress here.

We’ll now wrap up the formal portion of the call with a summary of our corporate goals and focus for the remainder of 2004. Our primary near-term focus is on:  working to support Ortho Biotech’s penetration of the U.S. market; increasing international sales of OrthoVisc; and successfully conducting the 2 ongoing clinical trials.

As I have mentioned before, we’ve already accomplished several of our top objectives for the year. As a reminder, these goals are to :support a successful U.S. launch for OrthoVisc; commence clinical trials for both the CTA product and INCERT; to continue achieving topline growth with U.S. OrthoVisc sales as the primary driver; and to build our internal resources and capabilities to prepare the Company for the next stage of growth.

We still have a lot of work ahead of us, but we are invigorated by our success so far and the prospects to continue that success into the future. With that, I would like now to open the call to any questions you may have. Shayla ,we are ready for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). William Plovanic of First Albany Capital.

William Plovanic - First Albany Capital - Analyst

Good quarter, gentlemen. Just a question in regards to your visibility with the OBI contract into the end-user channel. How much visibility do you have? So basically how much of the sales in the quarter of domestic OrthoVisc were stocking and how much is sell-through?

Bill Knight - Anika Therapeutics, Inc. - CFO

I would say that it is probably an even split from what we can see.

William Plovanic - First Albany Capital - Analyst

Do they actually share the end-user sales numbers with you?

Bill Knight - Anika Therapeutics, Inc. - CFO

We see a certain amount of data, yes.

William Plovanic - First Albany Capital - Analyst

Would it be fair to take the trend line off the past couple of quarters and assume that sales stay at that level or the inventories are such that we could see their sales potentially dip down before they reaccelerate again?

Bill Knight - Anika Therapeutics, Inc. - CFO

I think we have basically just completed the first quarter of our launch. We had a couple of three weeks in March, so I would hate to extrapolate a trend out of the first quarter. I think we would anticipate that this is a product that is going to continue to gain momentum. The dynamics may change a bit from quarter to quarter, but we certainly hope to continue to see growth in this area.

William Plovanic - First Albany Capital - Analyst

And then on the tax rate, it was a little high. I guess you gave guidance for 42 percent. That would be for the full year?

Bill Knight - Anika Therapeutics, Inc. - CFO

That is the — what we would be looking out for quarters 2, 3, and 4 as we currently analyze our tax situation. That is certainly is subject to change as we work — look at tax strategies. But certainly for quarters 2, 3, and 4 a good place to start.

William Plovanic - First Albany Capital - Analyst

Was there anything special in the quarter in terms of gross margins that would help out significantly that did boost it in the quarter?

Bill Knight - Anika Therapeutics, Inc. - CFO

No. Product revenues — margins are certainly reflective of the U.S. OrthoVisc business which do have higher margins over our other products. But we continue to have good productivity improvements in the factory as unit volumes continue to increase. So there is — this is a momentum that we expect to be able to (technical difficulty).

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

(indiscernible) as with any business as you more fully utilize your resources in manufacturing you eat up overhead and you just become more efficient. So it is partially that as unit volumes go up we have a much more efficient manufacturing operation.

William Plovanic - First Albany Capital - Analyst

Are you still working at one shift right now?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Yes. Now primarily. We do occasionally have, on a sporadic basis, to meet the shipment demand go into a second shift, but the norm is one shift.

William Plovanic - First Albany Capital - Analyst

Then just lastly, and then I will jump back into queue. Competition in the equine market, does the competitor’s product differ significantly from yours? Do they have some sort of clinical benefit or ease of use?

Bill Knight - Anika Therapeutics, Inc. - CFO

I don’t think so. Boehringer Ingelheim has told us that the Hyvisc sales decrease was due to this initial uptake of this newly launched product. They have told us, however, that field reports affirm that there are slow reorders on this product, due both to its pricing and its convenience of use.

As Chuck said earlier, Boehringer Ingelheim is actively countering this launch with a series of new ads and promotions, communications that highlight the superiority of Hyvisc. And we have been very successful with this in the past, so I think there was initial — some customers were initially looking at any new product that comes out. But when the rubber hits the road I think Hyvisc will continue to sail.

Operator

Bill Gibson Nollenberger Capital.

Bill Gibson - Nollenberger Capital - Analyst

I want to zero in on gross margins as well. What it sounds like is you think you can maintain these margins or improve slightly.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Yes.

Bill Gibson - Nollenberger Capital - Analyst

And how from an accounting point of view — and did I hear you correctly on Surgicraft that it is going to pay for part of the INCERT trial?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Yes.

Bill Gibson - Nollenberger Capital - Analyst

And then with J&J paying on CTA, how does that work from an accounting point of view?

Bill Knight - Anika Therapeutics, Inc. - CFO

The revenue timing of that would be reflected as revenue, not as an offset against expense.

Bill Gibson - Nollenberger Capital - Analyst

So that would be essentially an offset to gross margin. In other words, I assume they’re not going to let you make the same kind of margins on R&D spending?

Bill Knight - Anika Therapeutics, Inc. - CFO

Right.

Bill Gibson - Nollenberger Capital - Analyst

And it sounds like — the question was asked that you do get to see sell-through because they’re paying you a royalty on the end product sell-through, is that correct?

Bill Knight - Anika Therapeutics, Inc. - CFO

That’s correct.

Bill Gibson - Nollenberger Capital - Analyst

And so basically the trend would be that as quarters go on and the stock gets momentum that OrthoVisc sales ought to increase each quarter?

Bill Knight - Anika Therapeutics, Inc. - CFO

That would be correct. Both we ship product to them and they continue to gain market share and traction with their end-user sales.

Bill Gibson - Nollenberger Capital - Analyst

Good. And then just one last question. On the other clinical for orthopedic applications for other joints, is there sort of a timing when that starts? And have you selected — Hips is the second-largest, I believe, is that the logical candidate?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

We’re actively talking about that now with OBI. I’m not sure that I would be willing to say that if it is the next logical target. Our competitor, Genzyme, is in the midst of a hip trial now. Certainly hip replacements are maybe second to knee replacements that it may very well be that targeting another joint might be more financially beneficial to us. We are also exploring other avenues, other surgical procedures and things of that nature. So it is not totally wide-open at this point, but we’re really looking at several things.

Bill Gibson - Nollenberger Capital - Analyst

I’m not quite sure what exploring other surgical procedures, is it still —?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

These products may have some application — post arthroscopy procedures. So I’m not saying that is where we’re going to go, because we haven’t decided where we’re going to go. But I was mostly countering your inquiry about hip as the next logical place to go. I’m not sure I concur with that at this point.

Bill Gibson - Nollenberger Capital - Analyst

Understood. And do you have a sense — is the market growing this year? In other words I think historically you had a 14, 15 percent growth rate in orthopedic. Is that still on track?

Bill Knight - Anika Therapeutics, Inc. - CFO

I think that is what we’re seeing and anticipating, yes. Certainly the patient population continues to grow at a pretty healthy clip, and the indications of osteoarthritis continue to grow. So the market dynamic has not changed at all.

Operator

Rob Lunbeck of Presidio Management.

Rob Lunbeck - Presidio Management - Analyst

A couple of questions to follow on some of the earlier questions. With respect to your domestic OrthoVisc sales for this third quarter we’re now in, would you anticipate that the stocking of the channel is essentially complete, and those sales should be largely going to end-users? Or do you think there is continued stocking as a component of third quarter sales?

Bill Knight - Anika Therapeutics, Inc. - CFO

We would expect that as they expand their user base that — you know, they are both the stocking component and an end-user sale. Again we have only really just completed the first quarter, so I don’t think the growth dynamics are going to be significantly different in the next quarter, maybe 2 quarters. I think that is how we’re looking at it.

Rob Lunbeck - Presidio Management - Analyst

When you say growth dynamics are you referring to —? Go ahead because you might be (indiscernible) of it.

Bill Knight - Anika Therapeutics, Inc. - CFO

It is more on a — what stocking, what is end-user. If you don’t finish the first quarter and you are complete with your stocking —.

Rob Lunbeck - Presidio Management - Analyst

Maybe you could just help me with the math here. If my math is right, you sold about $1.45 million in the quarter just completed to J&J, up from about $1.3 in the first quarter. Does that sound about right?

Bill Knight - Anika Therapeutics, Inc. - CFO

Yes, as the numbers are certainly in the ball park, but again we view that has not 2 separate distinct quarters. Again there was the launch in mid-March. We really view that period and this quarters ending as really kind of a launch quarter.

Rob Lunbeck - Presidio Management - Analyst

Then to follow that, would it be reasonable to think that Q3 sales to J&J might equal the sum total of Q1 and Q2 or more? Are we going to see a sequential acceleration, as it were?

Bill Knight - Anika Therapeutics, Inc. - CFO

I don’t know that I want to project yet what their revenue will be because we are in this launch phase. As Chuck said earlier, they are out aggressively. They have got good promotional programs. They’ve got a sales force a little more seasoned now on the products. They’ve got good incentive programs in place. So we certainly anticipate them doing well in this area. But whether it has really gained traction this coming quarter or the next quarter, I don’t want to quite predict that.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

You know, it might be useful for me to add a little color here on the product. We received — first of all, let me say a couple of things up front. I’m very pleased with our relationship with Ortho Biotech. I think that they’ve done a fantastic job so far. But we received final labeling in February from the FDA. We made a commitment that we would launch the product at the annual meeting of the American Academy of Orthopedic Surgeons, and that meeting happened to occur in March.

So OBI did a fantastic job of putting a booth together and having a presence at that meeting. If that meeting were in May, we probably would have launched — or June, we probably would have launched the product in May or June. So we really rushed to get into that meeting. And quite honestly, when you define launch, well we technically launched at that meeting, but all of the elements of a classical launch weren’t necessarily in place at that point.

We also got out into the marketplace and people knew OrthoVisc was coming, and you might imagine there were some discounting by our competitors and some other reactions to the introduction of OrthoVisc. I wouldn’t say that many of the customers out there were just waiting for the rest to come into the office so they could buy a large amount of OrthoVisc. So it met with a little resistance.

Also, another issue that OBI has had to deal with has been — certainly this occurred when Hyalgan and Synvisc were launched was the whole issue of reimbursement. And we’re told that way back when those products came out a lot of physicians got burned in the reimbursement area.

You remember in previous calls I talked about all the work that OBI did to set up our separate website called OrthoViscline.com to help the physicians in reimbursement, and working through that whole process. And they’ve spent a huge amount of time in that area as a service to help sell the product.

So there’s been a lot of activity. I would say that we’re starting to hit our stride. But as Bill has tried to allude to here, the launch in March was indeed a launch, but we’re kind of in the old parlance of Total Quality Management, we’re trying to fix the bicycle as we’re riding it at the same time.

Rob Lunbeck - Presidio Management - Analyst

Right. Right. Okay. If I could ask just a couple of other quick ones here. What is your estimate of the U.S.-served market now for HA for orthopedic applications?

Bill Knight - Anika Therapeutics, Inc. - CFO

I think we’re looking at $330 to $350 million. It could be a little better, but still in that range.

Rob Lunbeck - Presidio Management - Analyst

That’s growing at the 14 to 15 percent?

Bill Knight - Anika Therapeutics, Inc. - CFO

Yes.

Rob Lunbeck - Presidio Management - Analyst

And then one other thing —.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

That is for knee of course, right?

Bill Knight - Anika Therapeutics, Inc. - CFO

That is primarily knee. Knee, I think we think accounts for about 60 percent of the occurrence of disease, so currently opportunities to keep that rate growing possibly.

Rob Lunbeck - Presidio Management - Analyst

And another question. I may be missing something here, but if I look at Hyvisc from Q1 to Q2 sequentially, it seems like it — Q1 was either anomalously high or Q2 was anomalously low. Is there something unusual about the Q1 sales where it was something like 16 percent of your sales rather than the 4 percent in this quarter?

Bill Knight - Anika Therapeutics, Inc. - CFO

You have to look at the percent. Again, we did not have (technical difficulty) a little better U.S. sales, a little better ophthalmic sales this quarter than the first quarter, plus the product launch that the competitors had in the second quarter.

And I think we do believe there is a bit of seasonality in this first quarter results for Hyvisc. At the beginning of the new year, racing season, Spring on the way that they are getting products into their distribution channels.

Rob Lunbeck - Presidio Management - Analyst

I was just perplexed.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Let me put this business a little bit in perspective. If you look, I believe this is second — if you look 2002 to 2003, they had a pretty big jump up in Hyvisc revenue, is that correct, Bill?

Bill Knight - Anika Therapeutics, Inc. - CFO

Yes.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Yes. 2004 it is somewhat difficult to predict. But give or take, one would expect that would be at least in the ball park of the 2003 results, and quite a bit up from 2002. Qualitatively we made some strides in getting additional product acceptance in the 2002 to 2003. And we’re holding on, I guess, to our share.

With respect to the revenue component of our total business, as Hyvisc is relatively flat, its percentage of the our total revenues is of course is going to go down as OrthoVisc grows, as will the revenues from our ophthalmic business on a percentage basis.

Rob Lunbeck - Presidio Management - Analyst

Right. No, I may have been — I may have read this wrong, but it looked like in the Q for the first quarter it was something like 16 percent of your product revenue, which would put it close to $1 million in the first quarter and a couple of hundred thousand in the second quarter. Is that a normal seasonal pattern?

Bill Knight - Anika Therapeutics, Inc. - CFO

I think you’re right on your numbers. And if you look at a quarter’s history over the last couple of years, it is not a steady linear line, Some quarters are heavier than others. So to look at a 2 quarters span you are probably not going to get really valid information. Certainly a year to year span is probably more appropriate.

Operator

William Plovanic of First Albany Capital.

William Plovanic - First Albany Capital - Analyst

Just a couple of follow-ups. First of all, your cash I noticed was actually down sequentially. And I was wondering what were the uses of cash that did cause that?

Bill Knight - Anika Therapeutics, Inc. - CFO

We had a — in the second quarter probably the large — largest payment, we paid $4.1 million tax payments for both federal and state. Had we not paid that, obviously we would have shown significant cash improvement, but that is basically the lion’s share — more than the lion’s share of the decrease.

William Plovanic - First Albany Capital - Analyst

Okay, and then just a housekeeping question. What was D&A in the quarter? And what do you expect D&A and CapEx to be this year?

Bill Knight - Anika Therapeutics, Inc. - CFO

D&A for the quarter was a little over $170,000, $337,000 year-to-date. So that is a number that you can probably extrapolate out for the year. As far as capital equipment, again, we are not a capital intensive business. We spent about $80,000 on the quarter for computer and operational items. That’ll probably pick up a bit second half of the year as we look at bringing some items online in the factory. But this is not a business that requires significant capital investment.

William Plovanic - First Albany Capital - Analyst

And then a little clarity on the PMA — the PMA that you’re filing — filed for the retreatment claim. It is that a PMA-S or what type of filing was that?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

It is a supplement to the PMA.

William Plovanic - First Albany Capital - Analyst

It was a PMA-S.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Yes.

William Plovanic - First Albany Capital - Analyst

And at this time I don’t believe, but just correct me if I am wrong, I don’t believe any of your competitors have that, do they?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Yes, they do. I think the real value of this — I don’t want to say too much about the applications because it is not approved yet, but we needed to demonstrate certainly the safety of a re-treatment. And there have been some — there have been some articles published in various journals that address potential safety concerns with the retreatment of one of the major products in this product category.

And so we believe since the safety of our product in the retreatment trial looked essentially the same as the first time out that this will be a positive statement for our product. Obviously, a single course of therapy — since typically patients get multiple courses of therapy — isn’t very useful. So this was necessary for us to get to really have a competitive product.

William Plovanic - First Albany Capital - Analyst

Which one of your competitors, if you can help me out, does have that retreatment claim?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

I think they all do.

William Plovanic - First Albany Capital - Analyst

Including Synvisc?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Synvisc has a retreatment claim. That is the product I was referring to where there may be some issues.

William Plovanic - First Albany Capital - Analyst

And then looking at your international sales of OrthoVisc in the quarter that was a very large quarter, up sequentially year over year any way you slice it up. How much of that was stocking and how much of that is sustainable business? And I understand that you do your stocking distributors, but how many of that is abnormally large first-time orders, just to get the inventories built and how much of it do you think is sell-through?

Bill Knight - Anika Therapeutics, Inc. - CFO

I would say the vast majority of that business increase was due to existing customers. Folks that have really been able to expand their market shares. So I don’t know if it will be sustainable at that 61 percent base, but that is not new business. It is an existing — primarily in existing territories.

William Plovanic - First Albany Capital - Analyst

Is that a function of the room temperature product being introduced internationally, do you think?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

That may contribute. As I told you, or as I mentioned in my portion of the talk, we’re really trying to put some emphasis on our international business, so for the first time we had exhibits at some major medical conferences. We might have gotten a little bit of bounce from the fact that we got FDA approval. We did some other things with product monograph and product positioning. So it is a whole collection of things.

We also have enhanced the cooperative nature of our collection of distributors so we meet on a regular basis now and exchange information across company — country boundaries. I wouldn’t say that it was any one thing. It has just been a focus of ours to try to beef that up. Also I would say, just to augment what Bill said, the increase is very little stocking. It is virtually all sell-through. And a good portion of that increase is coming from our partner in Turkey. They’re doing a great job this year.

William Plovanic - First Albany Capital - Analyst

Actually that — last question. With the roll out of the room temperature product, is there any potential for challenges with the inventory of the old product as you have to whittle those down. Are there any write-offs that would be needed, considering this changeover and now how quickly you have seen it go?

Bill Knight - Anika Therapeutics, Inc. - CFO

None. Zero.

Operator

Neil Gore of UBS Financial Services.

Neil Gore - UBS Financial Services - Analyst

Great quarter. Just a couple of questions. The $1 million you got for the CTA product, you said that the term of the contract that you’re going to amortize that. How long is that contract for?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

10 years.

Neil Gore - UBS Financial Services - Analyst

And on the contract for OrthoVisc, you said at the annual meeting that you thought you would get 2 more milestone payments this year, a third party reimbursement, and for the update of the manufacturing facility. How is that coming along?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Let me — I don’t believe I said precisely that. So let me repeat what I think I said. First of all, there was a manufacturing improvement milestone payment. And I think we are making good progress on that. And that still looks very promising. We filed — actually OBI filed with our help a reimbursement application in March. That may or may not finalize prior to the end of year. But I hope that it is. But if not, it will be shortly after the end of the year. So I think we are making great progress there also. So we will see when we get the money.

Operator

Rob Lunbeck of Presidio Management.

Rob Lunbeck - Presidio Management - Analyst

Just a couple of follow-ons. I think you mentioned a reimbursement as being something of a hurdle in the launch of the OrthoVisc domestically. And I wondered if you could just elaborate a bit — describe what are the challenges there, what is the situation, what remains to be done?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Well, it is a pretty complex area. Let me talk about what the future is going to hold. Ultimately there are private payers and there and are Medicare and Medicaid. And typically the private payers follow the lead of the Medicare Medicaid. And so the application that we submitted in March was intended to establish what is called a J code for our OrthoVisc product, or OBI’s OrthoVisc product.

The product right now is being reimbursed. It is under a temporary J code. And it is taking a lot of effort in the doctor’s office and with — sometimes with the assistance of OBI reps to get that reimbursement payment. Once the official J code is issued, it will be a lot easier.

There has been a guidance document that has come out very recently. I’m surprised no one has actually seen that or asked about that. But it is got issued about a week ago. It is out there for review. OrthoVisc is included in there. We are actually included in that document with Supartz and Hyalgan which are 5 shot treatments. And we are 3 shot treatments, so there needs to be further discussion with CMS to refine. And we believe that — and we’re working very diligently to get a unique J code for OrthoVisc with appropriate pricing.

Rob Lunbeck - Presidio Management - Analyst

Are you indicating that price — they price on a bundle basis, since you’re getting sort of 1/5 instead of 1/3 for treatment of what you ought to be getting?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Right now the way they’ve got us lumped on — preliminarily we’re lumped with the 5 shot regimen. So if we are a 3 shot regimen it just doesn’t make a lot of sense for treatment. Synvisc has their own distinct code. So in our application we have of course filed for our own distinct code as well.

Rob Lunbeck - Presidio Management - Analyst

Are these codes national or are they regional?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

National, I believe.

Rob Lunbeck - Presidio Management - Analyst

And what is that reimbursement level approximately under the temporary J code?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Under the temporary code?

Rob Lunbeck - Presidio Management - Analyst

Yes.

Bill Knight - Anika Therapeutics, Inc. - CFO

For 2004?

Rob Lunbeck - Presidio Management - Analyst

Sure.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Pretty high. I think it was 90 something percent of the average wholesale price.

Bill Knight - Anika Therapeutics, Inc. - CFO

95 percent of AWP at the moment.

Rob Lunbeck - Presidio Management - Analyst

What is the outlook for next year? Should that go down by a formula?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

It always goes down as — we are not sure what it will go down to. But the reimbursement level right now for OrthoVisc is, I believe, much higher than any of the other products, because it is a new product. And so it will go down, but hopefully it is to a level that make some sense. And we believe a level that is commensurate with the reimbursement for the Synvisc product, or maybe even slightly higher.

Rob Lunbeck - Presidio Management - Analyst

Is it subject to the ASP plus 6% sort of reimbursement strategy that is being introduced for Medicare for 2005?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

It’s part of that, yes. And they just issued the first in a series with maybe a series of guidance proposals. So everybody is processing those now and reviewing those.

Rob Lunbeck - Presidio Management - Analyst

Do you have what the AWP is currently?

Bill Knight - Anika Therapeutics, Inc. - CFO

I don’t have it. No, not at my fingertips.

Rob Lunbeck - Presidio Management - Analyst

Approximately perhaps?

Bill Knight - Anika Therapeutics, Inc. - CFO

It is — we know Synvisc is in the $560 range. And I do know that we are higher than that.

Rob Lunbeck - Presidio Management - Analyst

And that’s for multiple injections, is that correct?

Bill Knight - Anika Therapeutics, Inc. - CFO

$560 is the treatment price, a 3 shot treatment price. We’re being currently reimbursed at a rate higher than that. And I believe 2 parts in Hylagan are more in the $550 range for their 5 shot regimen.

Rob Lunbeck - Presidio Management - Analyst

Any indication as to what amount of the business is private pay or commercial pay versus Medicare, Medicaid? And what does the reimbursement look like there?

Bill Knight - Anika Therapeutics, Inc. - CFO

We don’t have data on that yet. And I don’t know that I would quite trust it yet to be able to extrapolate that out.

Rob Lunbeck - Presidio Management - Analyst

One other question, if you look forward, say, a year, a year and a half from now exiting 2005, what do you think would be a satisfactory market share of the end-user market for J&J to have in this product? Where would you expect to—like to—see that number?

Bill Knight - Anika Therapeutics, Inc. - CFO

Exiting 2005?

Rob Lunbeck - Presidio Management - Analyst

Yes.

Bill Knight - Anika Therapeutics, Inc. - CFO

After a full year and a half of sales?

Rob Lunbeck - Presidio Management - Analyst

Yes.

Bill Knight - Anika Therapeutics, Inc. - CFO

I don’t know where we’re going to go. But if I — we are not at least double digits, I think, we would be disappointed.

Rob Lunbeck - Presidio Management - Analyst

And then over the longer-term? Would you expect that to continue to trend higher?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

All I can tell you is on the part of when we entered into this agreement with OrthoBiotech, I think they were looking at this being one of the top 2, or at worst 3 products in the marketplace. And so I think their expectations are at least that, or to approach market leadership, which may be a tough hurdle given how entrenched the Synvisc product is. But I don’t think they are going to be very happy ending up being fourth or fifth in the marketplace.

So it is hard to make projections because some of this depends on reimbursement, but also the market dynamics are changing. And there has been a little bit of shift in the marketplace. So to give you an actual number, I think we need a little more history.

Rob Lunbeck - Presidio Management - Analyst

Not to belabor this, but could you just mention what these shifts are in the marketplace that you are seeing?

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

One of the shifts I believe, and we will see if it is a continuing trend, I think the Synvisc sales have tended to flatten out or maybe go down a little bit and other competitors are gaining slightly.

Part of that — I don’t know what the factors are contributing to that. It could be this whole potential issue that is with regard to retreatment that has been written about in some of the medical articles. It could be other factors as well. I really don’t — I am not 100 percent sure what is going on there. I would suspect that the dominance of the market by Synvisc at 80 plus percent for sometime early on is not going to continue.

Operator

At this time there are no further questions.

Charles Sherwood - Anika Therapeutics, Inc. - President, CEO

Terrific. I would like to thank you all for joining us on today’s call. And as always, we appreciate your interest in Anika and look forward to reporting to you on our progress in future conference calls. Goodbye.

Operator

Thank you. This concludes today’s conference call. You may now disconnect.

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